Press Release For Immediate Release
Exhibit 99.1
Zix Corporation Announces Election of New Board Member
DALLAS — April 6, 2010 — Zix Corporation (ZixCorp(R)), (Nasdaq: ZIXI), the only email encryption service designed with your most important relationships in mind, announced today the election of Maribess L. Miller to the Company’s board of directors. Ms. Miller joins the board with a rich background in public accounting and public service.
“Maribess’s experience with one of the Big 4 accounting firms, auditing and consulting with companies in various industries, including healthcare and technology, will allow her to contribute invaluable perspective as we improve and expand our business,” said Rick Spurr, Chairman and Chief Executive Officer of ZixCorp. “We look forward to her guidance as ZixCorp enters an exciting period of opportunity, as our growth potential in email encryption services expands.”
Appointed in 2009 by Governor Rick Perry, Ms. Miller is serving on the Texas State Board of Public Accountancy. Prior to her public service position, Ms. Miller retired as a member of the leadership team for PricewaterhouseCoopers L.L.P., serving the firm from 1975 to 2009 in various positions, including North Texas market managing partner; Southwest region consumer, industrial products and services leader; and managing partner of the firm’s U.S. healthcare practice.
Ms. Miller is a board member of the Texas Health Institute, where she previously served as chairwoman. In addition, she is a member of the AT&T Center for Performing Arts board and the International Women’s Forum. Ms. Miller also serves as the audit committee chair of the Dallas Symphony Association.
Ms. Miller replaces Charles “Chip” N. Kahn III, who has served on the ZixCorp board of directors for more than four years. Mr. Kahn resigned his position on April 5, 2010.
“We greatly appreciate Chip’s service at ZixCorp and wish him the best,” said Mr. Spurr.
About Zix Corporation
Zix Corporation is the only email encryption service designed with your most important relationships in mind. More than 1,000 hospitals and over 1,200 financial institutions, including the most influential companies and government organizations use ZixCorp’s proven Email
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com

Encryption Service, including Wellpoint, Humana, the FDIC and the SEC. ZixCorp’s Email Encryption Service is powered by ZixDirectory™, the largest email encryption community in the world. The 20 million members of the ZixDirectory can feel secure knowing their most important relationships are protected. For more information, visit www.zixcorp.com.
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ZixCorp Contacts:
Public Relations: Geoff Bibby (214) 370-2241, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Zix Corporation | 2711 N. Haskell Ave. | Suite 2200, LB 36 | Dallas, TX 75204 | Telephone: 214-370-2000 | Fax: 214-370-2070 | www.zixcorp.com

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